Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

SECOND QUARTER 2009 RESULTS, SUSPENSION OF DIVIDEND AND ANNUAL MEETING DATE

PROVO, UTAH, August 10, 2009 – Nature’s Sunshine Products, Inc. (OTC:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported financial operating results for the three and six month periods ended June 30, 2009.

The Company also announced today that its Board of Directors has suspended payment of quarterly cash dividends. The suspension of cash dividends will preserve approximately $3.1 million of annual cash flow in the Company’s United States operations following a period of exceptional legal and accounting expenses.

The Company further announced that the 2009 annual meeting of shareholders will be held on Friday, November 6, 2009 at the Company’s principal executive offices located at 75 East 1700 South, Provo, Utah.  Shareholders of record as of the close of business on October 2, 2009 will be entitled to vote at the meeting.  The exact time and other details of the meeting will be announced in the definitive proxy statement, which the Company expects to file with the Securities and Exchange Commission and send to shareholders of record in October 2009.

Financial Performance

For the second quarter of 2009, the Company reported net income of $1.5 million, on net sales revenue of $84.1 million, compared with a net loss of $0.7 million on net sales revenue of $95.9 million in the second quarter of the prior year.  The second quarter results compare to a net loss of $1.5 million on net sales revenue of $83.2 million in the first quarter of 2009 and reflect a substantially lower effective tax rate.  Net income per diluted share for the quarter amounted to $0.10, compared to a net loss of $0.05 a year ago.  The slight increase in quarter over quarter net sales revenues primarily reflects improved United States activity during the quarter, although overall the Company’s results continued to be negatively impacted by the slow economic climate and the continuing impact of exchange rate fluctuations in many of the Company’s foreign markets.

Reflecting these same factors, for the six months ended June 30, 2009, net income amounted to $0.1 million and net sales revenues totaled $167.3 million, compared with a net loss of $1.1 million and net sales revenues of $192.4 million, respectively, for the first six months of the previous year.  Net income per diluted share for the six month period equaled $0.00, compared with a net loss per share of $0.07 a year ago.

“Our results for the quarter reflected significant challenges resulting from a strengthened U.S. dollar and a weak global economy, although domestically we saw some improvement, including most notably an increase in the number of active managers,” said Douglas Faggioli, President and CEO.  “In addition, as evidenced by recent events, we have made meaningful progress in putting the legal and regulatory challenges of the past few years behind us.  Management, together with our recently expanded Board of Directors, the majority of whom are independent directors, can more effectively focus our attention on building the business and resuming the growth that has characterized Nature’s Sunshine for most of its 37 years.”

“The response to our forthcoming annual National Convention for managers this coming August has been very positive. We are introducing 16 exciting new products at the convention.  Healthcare remains a major issue in the United States and around the world, and with individuals concerned more than ever about their well being, the market for Nature’s Sunshine quality herbal products, vitamins and supplements continues to be highly favorable.”

Operating Results

Operating income for the second quarter totaled $2.1 million, a decline from $3.4 million in the second quarter of 2008 primarily as a result of reduced net sales.  Operating income for the second quarter improved significantly over the operating loss of $2.8 million in the first quarter of this year.

Cost of goods sold, as a percentage of net sales revenue, increased to 18.8 percent for the second quarter of 2009, compared to 17.5 percent for the second quarter of 2008, due to promotional activity.  In addition, selling, general and administrative expenses, which continue to be burdened by professional expenses related to the preparation and filing of our recent SEC filings and other legal matters, were $35.1 million, or 41.7 percent of net sales revenue, during the second quarter of 2009, which compared with $39.3 million, or 41.0 percent, in the second quarter of 2008.  Income taxes for the first half of the year were 92.5 percent of pre-tax income, compared to 127.0 percent in the first half of the prior year (and to the U.S. federal statutory rate of 35.0 percent).  In the second quarter, income taxes were 41.0 percent of pre-tax income, compared to 119.0 percent in the same quarter a year ago.

On June 30, 2009, working capital amounted to $30.4 million, and cash and cash equivalents and investments available for sale totaled $36.1 million.  Shareholders’ equity totaled $50.5 million.

As of June 30, 2009, active distributors totaled approximately 691,500, compared with 718,500 a year earlier, and active managers approximated 28,900, versus 26,800 a year earlier.

Segment Revenue

Net sales revenue of NSP United States for the second quarter of 2009 amounted to $39.5 million, compared to $39.2 million in the second quarter of 2008 and $36.5 million in the first quarter of 2009.  NSP International was affected adversely by foreign exchange developments, including sharp decreases in the value of the Russian ruble and Ukrainian hryvnia against the U.S. dollar, which increased the price of Nature’s Sunshine products significantly in those major markets.  In addition, it experienced sharply lower results in Japan and Mexico, due to current economic and competitive conditions that resulted in a decrease in the number of distributors.  Accordingly, NSP International net sales revenue for the second quarter of 2009 amounted to $31.6 million, compared with $42.0 million in the second quarter of 2008 and $33.6 million in the first quarter of 2009.

Synergy Worldwide had second quarter 2009 net sales revenue of $13.0 million, compared to $14.8 million for the second quarter of 2008 and $13.2 million in the first quarter of 2009.  The decline was principally due to current economic conditions in Japan and the effect of foreign currency fluctuations in the markets in which Synergy Worldwide operates.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, and the Netherlands. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, the possibility of current or future actions or investigations by government agencies that are at present unknown to the Company, as well as all other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,
	2009	2008

Net Sales Revenue (net of the rebate portion of volume incentives of $12,183 and $13,234, respectively)	$84,149	$95,911
Cost and Expenses:
Cost of goods sold	15,787	16,796
Volume incentives	31,217	36,457
Selling, general and administrative	35,089	39,280
	82,093	92,533
Operating Income	2,056	3,378
Other Income, Net	544	312

Income Before Provision for Income Taxes	2,600	3,690
Provision for Income Taxes	1,066	4,391
Net Income (Loss)	$1,534	$(701)

Basic Net Income (Loss) Per Common Share	$0.10	$(0.05)
Diluted Net Income (Loss) Per Common Share	$0.10	$(0.05)
Weighted Average Basic Common Shares Outstanding	15,510	15,510
Weighted Average Diluted Common Shares Outstanding	15,510	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Six Months Ended June 30,
	2009	2008

Net Sales Revenue (net of the rebate portion of volume incentives of $23,454 and $26,532, respectively)	$167,325	$192,362
Cost and Expenses:
Cost of goods sold	33,334	36,013
Volume incentives	62,213	73,054
Selling, general and administrative	72,566	79,018
	168,113	188,085
Operating (Loss) Income	(788)	4,277
Other Income (Expense), Net	1,748	(47)

Income Before Provision for Income Taxes	960	4,230
Provision for Income Taxes	888	5,374
Net Income (Loss)	$72	$(1,144)

Basic Net Income (Loss) Per Common Share	$0.00	$(0.07)
Diluted Net Income (Loss) Per Common Share	$0.00	$(0.07)
Weighted Average Basic Common Shares Outstanding	15,510	15,510
Weighted Average Diluted Common Shares Outstanding	15,510	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$32,839	$34,853
Accounts receivable, net of allowance for doubtful accounts of $1,575 and $1,472, respectively	9,260	10,786
Investments available for sale	3,300	3,858
Restricted investments	—	2,050
Inventories, net	41,024	39,558
Deferred income tax assets	9,408	9,080
Prepaid expenses and other current assets	10,180	7,935
Total current assets	106,011	108,120

Property, plant and equipment, net	29,461	30,224
Investment securities	1,531	1,394
Intangible assets	1,479	1,538
Deferred income tax assets	6,412	6,412
Other assets	16,507	16,588
	$161,401	$164,276

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$6,556	$8,777
Accrued volume incentives	18,669	15,753
Accrued liabilities	44,515	45,475
Deferred revenue	3,991	5,167
Income taxes payable	940	2,748
Short-term borrowings	966	—
Total current liabilities	75,637	77,920
Liability related to unrecognized tax benefits	30,604	30,952
Deferred compensation payable	1,531	1,394
Other liabilities	3,129	333
Total long-term liabilities	35,264	32,679

Shareholders’ Equity:
Common Stock, no par value; 20,000 shares authorized, 15,510 shares issued and outstanding as of June 30, 2009 and December 31, 2008	66,705	66,705
Retained earnings	3,468	4,172
Accumulated other comprehensive loss	(19,673)	(17,200)
Total shareholders’ equity	50,500	53,677
	$161,401	$164,276

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$72	$(1,144)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for doubtful accounts	5	801
Depreciation and amortization	2,303	3,024
Share-based compensation expense	—	86
Loss on sale of property and equipment	141	35
Deferred income taxes	46	(394)
Amortization of bond discount	15	19
Purchase of trading investment securities	(131)	(97)
Proceeds from sale of trading investment securities	39	64
Realized and unrealized gains on investments	(68)	(135)
Amortization of prepaid taxes related to gain on intercompany sales	608	628
Foreign exchange gains	(2,029)	(620)
Changes in assets and liabilities:
Accounts receivable	1,510	431
Inventories	(1,339)	(1,404)
Prepaid expenses and other current assets	(2,209)	(1,901)
Other assets	(336)	(652)
Accounts payable	(1,869)	2,033
Accrued volume incentives	2,806	1,497
Accrued liabilities	682	1,234
Deferred revenue	(1,176)	(567)
Income taxes payable	(1,865)	3,510
Liability related to unrecognized tax positions	(348)	652
Deferred compensation payable	141	(46)
Net cash (used in) provided by operating activities	(3,002)	7,054
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,812)	(5,814)
Proceeds from sale of investments available for sale	600	640
Proceeds from sale of restricted investments	2,050	25
Proceeds from sale of property, plant and equipment	25	52
Net cash provided by (used in) investing activities	863	(5,097)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(776)	(1,551)
Proceeds from short-term borrowings	3,677	—
Payments on short-term borrowings	(2,711)	—
Net cash provided by (used in) financing activities	190	(1,551)
Effect of exchange rates on cash and cash equivalents	(65)	476
Net (decrease) increase in cash and cash equivalents	(2,014)	882
Cash and cash equivalents at the beginning of the period	34,853	45,299
Cash and cash equivalents at end of the period	$32,839	$46,181
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$4,395	$1,536
Cash paid for interest	$—	$59

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232